Exhibit 3.1

SECOND AMENDMENT TO THE AMENDED AND RESTATED

BYLAWS OF AYRO, INC.

Pursuant to Article VIII of the Amended and Restated Certificate of Incorporation, as amended, of AYRO, Inc., a Delaware corporation (the “Corporation”), Article X of the Amended and Restated Bylaws (as amended heretofore, the “Bylaws”) of the Corporation, and Section 109 of the General Corporation Law of the State of Delaware, on the date hereof, the Bylaws of the Corporation are hereby amended as follows:

Section 2.6 of Article II (Meetings of Stockholders) is hereby deleted in its entirety and replace with the following Bylaw:

“2.6 Quorum. The holders of one-third of the voting power of the stock issued, outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of the stockholders, unless otherwise required by law, the Certificate of Incorporation, these Bylaws or the rules and regulations of any applicable stock exchange. Where a separate vote by a class or series or classes or series is required, one-third of the voting power of the then-issued and outstanding shares of such class or series or classes or series, present in person or represented by proxy, shall constitute a quorum entitled to take action with respect to that vote on that matter, except as otherwise required by law, the Certificate of Incorporation, these Bylaws or the rules and regulations of any applicable stock exchange. If, however, such quorum is not present or represented at any meeting of the stockholders, then either (i) the chairperson of the meeting, if there be one, or (ii) the stockholders entitled to vote at the meeting, present in person or represented by proxy, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present or represented. The chairperson of the meeting shall have the authority to adjourn a meeting of the stockholders in all other events. At such adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the meeting as originally noticed.”

IN WITNESS WHEREOF, this Second Amendment to the Amended and Restated Bylaws of AYRO, Inc. is executed on October 19, 2021.

Name:	Thomas M. Wittenschlaeger
Title:	Chief Executive Officer